Exhibit 99.1

For Immediate Release

ISTA Pharmaceuticals Expands Its Pipeline into Allergy

Treatments by Acquiring Exclusive North American Rights

to Investigational Ophthalmic Therapy for Allergic Conjunctivitis

Irvine, CA – August 2, 2006 – ISTA Pharmaceuticals, Inc. (NASDAQ: ISTA) announced today that it has licensed from Senju Pharmaceutical Co., Ltd. exclusive North American rights to an eye drop formulation of bepotastine, an investigational ophthalmic treatment for the treatment of allergic conjunctivitis. Bepotastine is the third product candidate in-licensed by ISTA this year, and it marks the Company’s entrance into the area of allergy treatments.

ISTA anticipates moving bepotastine into Phase III clinical studies in the U.S. in early 2007, based upon extensive preclinical research and early-stage clinical evaluations that have been conducted in Japan by Senju, and assuming timely completion and success of the trials, filing a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) in late 2007 or early 2008. Bepotastine has three primary mechanisms of action. It is a non-sedating, selective antagonist of the histamine 1 (H1) receptor, it has a stabilizing effect on mast cells, and it suppresses the migration of eosinophils into inflamed tissues. The compound’s primary mechanisms of action are believed to make it an effective treatment against the signs and symptoms of allergic conjunctivitis.

“We are pleased with the ongoing success of our business development initiatives this year to strategically expand ISTA’s pipeline in critical market segments, including glaucoma and the allergy market. The ophthalmic allergy market is a tremendous new opportunity for ISTA, representing approximately $450 million in prescriptions in the U.S. last year,” stated Vicente Anido, Jr., President and CEO of ISTA. “We believe that bepotastine’s multiple mechanisms of action and its non-sedating properties make it an ideal late-stage product candidate for ISTA to enter this important segment of the market.”

Under the terms of the agreement, ISTA will pay Senju an upfront payment and aggregate development and approval milestones of approximately $6 million, in addition to royalties on future product sales. ISTA is responsible for all costs associated with developing bepotastine in ophthalmology for North America, including clinical trials, FDA filings, manufacturing, and, if the product is approved, marketing and sales activities.

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Bepotastine was approved in Japan for use in the treatment of allergic rhinitis and uriticaria/puritus in July 2000 and January 2002, respectively, and is marketed by Tanabe Seiyaku Co., Ltd. under the brand name TALION. TALION was co-developed by Tanabe Seiyaku and Ube Industries, Ltd., who discovered bepotastine. In 2001, Tanabe Seiyaku granted Senju exclusive worldwide rights, with the exception of certain Asian countries, to develop, manufacture and market bepotastine for ophthalmic use.

ABOUT ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye, such as allergy, dry eye, vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain, and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company through a combination of its own product development efforts and by acquiring complementary products and product candidates. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

FORWARD-LOOKING STATEMENT

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example statements contained in this press release related to the expected size of the U.S. prescription allergy market, the opportunity anticipated by ISTA to participate in that market with bepotastine, ISTA’s plans to initiate bepotastine Phase III studies in early 2007 or to file an NDA in late 2007 or early 2008 or its belief as to bepotastine’s anticipated effectiveness against allergic conjunctivitis are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations. Important factors that could cause actual results to differ from current expectations include, among others: delays, risks, and uncertainties related to ISTA’s product development activities (including the difficulty of predicting the timing or outcome of bepotastine development efforts, clinical testing or studies, or FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of ISTA’s approved products and the impact of competitive products and pricing; risks and uncertainties related to successful compliance with FDA and/or other governmental regulations applicable to ISTA’s facilities, products, and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties, and such risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

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CONTACT:

ISTA Pharmaceuticals	Burns McClellan (for ISTA)
Vince Anido, Ph.D.	Juliane Snowden-Andrew (investors)
(949)788-5311	jsnowden-andrew@burnsmc.com
vanido@istavision.com	Nicki Kahner (investors)
or	nkahner@burnsmc.com
Lauren Silvernail	or
(949) 788-5302	Justin Jackson (media)
lsilvernail@istavision.com	jjackson@burnsmc.com
Jason Farber (media) jfarber@burnsmc.com
(212) 213-0006